Exhibit 3

SECOND QUARTER 2004

INTERIM FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004

AGRIUM INC.
Consolidated Statements of Operations and Retained Earnings
(Millions of U.S. dollars except per share information)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Sales	$1,055	$966	$1,519	$1,361
Direct freight	44	37	73	60

Net sales	1,011	929	1,446	1,301
Cost of product	728	677	1,021	938

Gross profit	283	252	425	363

Expenses
Selling, general and administrative	77	74	143	133
Depreciation and amortization	39	35	77	66
Royalties and other taxes	8	4	14	9
Other expenses	32	9	33	20

	156	122	267	228

Earnings before interest expense and income taxes	127	130	158	135
Interest on long-term debt	13	15	26	29
Other interest	2	3	2	4

Earnings before income taxes	112	112	130	102

Current income taxes	32	29	37	29
Future income taxes	5	14	6	10

Income taxes	37	43	43	39

Net earnings	75	69	87	63
Retained earnings — beginning of period	155	182	145	191
Common share dividends declared	(7)	(7)	(7)	(7)
Preferred securities charges	(2)	(2)	(4)	(5)

Retained earnings — end of period	$221	$242	$221	$242

Earnings per share (note 6)
Basic	$0.56	$0.53	$0.63	$0.46
Diluted	$0.52	$0.47	$0.60	$0.43

AGRIUM INC.
Consolidated Statements of Cash Flows
(Millions of U.S. dollars)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Operating
Net earnings	$75	$69	$87	$63
Items not affecting cash
Depreciation and amortization	39	35	77	66
Future income taxes	5	14	6	10
Net change in non-cash working capital	(96)	(82)	(45)	(68)

Cash provided by operating activities	23	36	125	71

Investing
Capital expenditures	(22)	(22)	(35)	(31)
Increase in other assets	(3)	(3)	(5)	—
Proceeds from disposal of assets and investments	1	6	2	11
Other	5	3	7	7

Cash used in investing activities	(19)	(16)	(31)	(13)

Financing
Common shares	1	—	3	—
Bank indebtedness proceeds (repayment)	—	(2)	1	(1)
Long-term debt repayment	(9)	—	(91)	(2)
Common share dividends paid	—	—	(7)	(7)
Preferred securities charges paid	(2)	(2)	(4)	(5)

Cash used in financing activities	(10)	(4)	(98)	(15)

Increase (decrease) in cash and cash equivalents	(6)	16	(4)	43
Cash and cash equivalents — beginning of period	202	136	200	109

Cash and cash equivalents — end of period	$196	$152	$196	$152

AGRIUM INC.
Consolidated Balance Sheets
(Millions of U.S. dollars)
(Unaudited)

	As at		As at
	June 30,		December 31,
	2004	2003	2003
ASSETS
Current assets
Cash and cash equivalents	$196	$152	$200
Accounts receivable	436	287	314
Inventories	394	405	368
Prepaid expenses	48	26	60

	1,074	870	942
Capital assets	1,197	1,472	1,260
Other assets	69	90	71

	$2,340	$2,432	$2,273

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$483	$411	$404
Current portion of long-term debt	46	104	121

	529	515	525
Long-term debt
Recourse debt	498	533	503
Non-recourse debt	99	124	111

	597	657	614
Other liabilities	198	177	181
Future income taxes	130	187	132

	1,454	1,536	1,452

Shareholders’ equity
Share capital
Authorized: unlimited common shares and preferred securities Issued:
Common shares: 2004 - 131 million (2003 - 126 million)	544	485	490
Preferred securities:
8% Redeemable 2004 - seven million (2003 - seven million)	172	172	172
6% Convertible, redeemable 2004 - nil (2003 - two million) (note 4)	—	50	50
Contributed surplus	1	—	1
Retained earnings	221	242	145
Cumulative translation adjustment	(52)	(53)	(37)

	886	896	821

	$2,340	$2,432	$2,273

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the six months ended June 30, 2004
(Millions of U.S. dollars, except per share amounts)
(Unaudited)

1.	SIGNIFICANT ACCOUNTING POLICIES

The Corporation’s accounting policies are in accordance with accounting principles generally accepted in Canada and are consistent with those outlined in the annual audited financial statements except where stated below. These interim consolidated financial statements do not include all disclosures normally provided in annual financial statements and should be read in conjunction with the Corporation’s audited consolidated financial statements for the year ended December 31, 2003. In management’s opinion, the interim consolidated financial statements include all adjustments necessary to present fairly such information.

Certain comparative figures have been reclassified to conform to the current year’s presentation.

2.	BANK INDEBTEDNESS

In May 2004, Agrium Inc. and its wholly owned subsidiary, Agrium U.S. Inc., entered into a $450-million three-year syndicated revolving unsecured credit facility. The new credit agreement replaced Agrium Inc.’s $225-million credit facility due in May 2004 and Agrium U.S. Inc.’s $56-million credit facility due in December 2004.

Under the terms of the agreement, Agrium Inc. and Agrium U.S. Inc. may borrow a maximum principal amount of $325-million and $125-million respectively. Interest rates are at either Canadian prime rate plus a variable margin, U.S. base rate established by a bank plus a variable margin, LIBOR plus a variable margin or bankers’ acceptance rate plus a variable margin, at the election of the borrower.

The credit facility requires that Agrium Inc. maintain certain financial ratios and other covenants.

3.	EMPLOYEE FUTURE BENEFITS

The total net employee future benefits expense for the Corporation’s pension and post-retirement benefit plans are computed as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Defined benefit pension plans	$2	$2	$4	$4
Post-retirement benefit plans	1	1	3	2
Defined contribution pension plans	2	2	7	6

Total expense	$5	$5	$14	$12

This expense is reflected in our cost of product and general and administrative expenses.

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the six months ended June 30, 2004
(Millions of U.S. dollars, except per share amounts)
(Unaudited)

4.	SHARE CAPITAL

In January 2004, all holders of the six percent convertible, redeemable preferred securities elected to convert the securities into common shares at the stated conversion price of $11.9677 per share, resulting in the issuance of an additional 4.18 million common shares.

5.	STOCK BASED COMPENSATION

The Corporation began prospectively expensing the fair value of stock options granted in 2003 over their vesting period. In accordance with the prospective method of adoption, the Corporation has recorded no compensation expense for stock options granted prior to January 1, 2003 and will continue to provide pro-forma disclosure of the effect on net earnings (loss) and earnings (loss) per share had the fair value been expensed. The following table summarizes the pro-forma disclosure for stock options granted prior to 2003 that have not been expensed.

	Three months ended
	June 30,
	2004		2003
	As Reported	Pro forma	As Reported	Pro forma
Net earnings	$75	$74	$69	$68
Earnings per share
Basic	$0.56	$0.55	$0.53	$0.52
Diluted	$0.52	$0.51	$0.47	$0.46

	Six months ended
	June 30,
	2004		2003
	As Reported	Pro forma	As Reported	Pro forma
Net earnings	$87	$85	$63	$60
Earnings per share
Basic	$0.63	$0.62	$0.46	$0.43
Diluted	$0.60	$0.59	$0.43	$0.41

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the six months ended June 30, 2004
(Millions of U.S. dollars, except per share amounts)
(Unaudited)

6.	EARNINGS PER SHARE

The following table summarizes the computation of net earnings per share:

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Numerator:
Net earnings	$75	$69	$87	$63
Preferred securities charges (net of tax)	(2)	(2)	(4)	(5)

Numerator for basic earnings per share	73	67	83	58

Preferred securities charges (net of tax)	2	2	4	5

Numerator for diluted earnings per share	75	69	87	63

Denominator:
Weighted average denominator for basic earnings per share	131	126	130	126

Dilutive instruments:
Stock options (a)	1	1	1	1
Preferred securities converted to common shares
$175-million, eight percent (a)	13	16	13	16
$50-million, six percent (note 4)(a)	—	4	—	4

Denominator for diluted earnings per share	145	147	144	147

Basic earnings per share	$0.56	$0.53	$0.63	$0.46
Diluted earnings per share	$0.52	$0.47	$0.60	$0.43

(a) For diluted earnings per share, these dilutive instruments are added back only when the impact of the instrument is dilutive to basic earnings per share

There were 131 million common shares outstanding at June 30, 2004 (2003 – 126 million). As at June 30, 2004, the Corporation has outstanding approximately nine million options and options with tandem stock appreciation rights to acquire common shares.

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the six months ended June 30, 2004
(Millions of U.S. dollars, except per share amounts)
(Unaudited)

7.	SEASONALITY

The fertilizer business is seasonal in nature. Sales are concentrated in the spring and fall planting seasons while produced inventories are accumulated throughout the year. Cash collections generally occur after the planting seasons in North and South America.

8.	SEGMENTED INFORMATION

The Corporation’s primary activity is the production and wholesale marketing of nitrogen, potash and phosphate and the retail sales of fertilizers, chemicals and other agricultural inputs and services. The Corporation operates principally in Canada, the United States and Argentina.

Net sales between segments are accounted for at prices which approximate fair market value and are eliminated on consolidation. The reportable segment entitled “Other” includes Corporate functions and inter-segment eliminations.

9.	SUBSEQUENT EVENT

Subsequent to June 30, 2004, an Arbitration Panel decision was received with respect to the Corporation’s dispute with Union Oil Company of California (“Unocal”) over gas supply obligations to our Kenai, Alaska plant.

The Panel awarded Agrium damages of $37-million plus interest of $2-million for failure of Unocal to supply the required daily quantities to April 2004 and directed determination of further damages to June 30, 2004. We will reflect the damage award in the Corporation’s third quarter financial results.